Exhibit 99.1

Red Robin Gourmet Burgers Reports Earnings for the Fiscal First Quarter 2011

Greenwood Village, CO — May 19, 2011 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 16 weeks ended April 17, 2011.

Financial and Operational Highlights

Highlights for the 16 weeks ended April 17, 2011, compared to the 16 weeks ended April 18, 2010, are as follows:

•                  Restaurant revenue increased 5.2% to $281.5 million.

•                  Company-owned comparable restaurant sales increased 1.9%.

•                  Restaurant-level operating profit margin increased to 19.8% from 18.2%.

•                  Restaurant-level operating profit increased 14.2% to $55.7 million.

•                  Cash from operations increased 25.2% to $29.9 million.

•                  GAAP diluted earnings per share were $0.56 vs. $0.32 in the same period a year ago.

•                  Non-GAAP adjusted earnings per diluted share were $0.58 compared to adjusted earnings per diluted share of $0.15 in the same period a year ago.  (See Schedule II at the end of this release for a reconciliation of these non-GAAP calculations to GAAP.)

•                  One new company-owned Red Robin® restaurant and one new franchised restaurant opened during the fiscal first quarter 2011.

•      The Company repurchased 397,000 shares of the Company’s stock in the fiscal first quarter of 2011, representing 2.5% of its outstanding shares.

As of the end of the fiscal first quarter 2011, there were 315 company-owned and 137 franchised Red Robin® restaurants.

“Over the last few months, the entire Red Robin team has been focused on implementing the initiatives of our strategic plan — Project RED — and working with a sense of urgency to drive performance improvement and build a foundation for long-term growth and profitability,” said Steven Carley, Red Robin Gourmet Burgers, Inc.’s chief executive officer.  “While we are still in the early stages of this effort, we are encouraged by the traction that our Team Members have already achieved by strengthening our business performance and setting a course to become a best-in-class restaurant company.”

Fiscal First Quarter 2011 Results

Comparable restaurant sales increased 1.9% for company-owned restaurants in the fiscal first quarter of 2011 compared to the fiscal first quarter of 2010, driven by a 0.9% increase in guest counts and a 1.0% increase in the average guest check.  Average weekly comparable sales from the 301 company-owned comparable restaurants were $56,977 in the fiscal first quarter of 2011, compared to $55,896 for the 286 company-owned comparable restaurants in the fiscal first quarter of 2010.  Average weekly sales for the 14 non-comparable company-owned restaurants were $66,685 in the fiscal first quarter of 2011, compared to $56,560 for the 22 non-comparable restaurants in the fiscal first quarter a year ago.  For all company-owned restaurants, average weekly sales were $57,405 from 5,038 operating weeks in the fiscal first quarter of 2011 compared to $55,909 from 4,906 operating weeks, in the fiscal first quarter of 2010.

Total Company revenues, which include company-owned restaurant sales, franchise royalties and fees, and gift card breakage income, which is included in other revenue, increased 4.1% to $286.8 million in the fiscal first quarter of 2011, versus $275.5 million last year.  Franchise royalties and fees increased 7.1% to $4.5 million in the fiscal first quarter of 2011 compared to $4.2 million for the same period in 2010.

For the fiscal first quarter of 2011, the Company’s U.S. franchise restaurant sales of $100.5 million were 7.4% higher compared to $93.6 million in the prior year period.  Comparable sales in the fiscal first quarter of 2011 for franchise restaurants in the U.S. increased 2.5% and for franchise restaurants in Canada decreased 1.2% from the fiscal first quarter of 2010.  Average weekly comparable sales for the U.S. franchised restaurants were $53,403 from the 107 comparable restaurants in the fiscal first quarter of 2011, compared to $51,857 for the 106 comparable restaurants in the fiscal first quarter of 2010.  Average weekly sales in the fiscal first quarter of 2011 for the Company’s 18 comparable franchise restaurants in Canada were C$53,762 versus C$54,293 in the same period last year.  Canadian results are in Canadian dollars.

Other revenue in the fiscal first quarter of 2011 included $757,000 in gift card breakage revenue, including $629,000 from gift cards that the Company sells through third parties, of which $438,000 represented an initial cumulative adjustment.  The Company now expects on-going revenue from unredeemed gift cards, sold through its restaurants and through third parties, to total between $350,000 and $385,000 per quarter.

Restaurant-level operating profit margins at company-owned restaurants were 19.8% in the fiscal first quarter of 2011 compared to 18.2% in the fiscal first quarter of 2010.  As a percentage of restaurant revenue, fiscal first quarter 2011 restaurant-level operating profit margins improved as a result of a 1.2% decrease in labor costs, a 0.6% decrease in other operating costs and a 0.4% decrease in occupancy costs, partially offset by a 0.7% increase in food and beverage costs.

Schedule I of this earnings release defines restaurant-level operating profit and reconciles this metric to income from operations and net income for all periods presented.  The Company’s restaurant-level operating profit metric is designed to afford management and investors with a basis for considering and comparing restaurant performance.  It is not calculated in conformity with generally accepted accounting principles (“GAAP”).  It is intended to supplement, rather than replace GAAP results.   Restaurant-level operating profit is useful to management and to the Company’s investors because it is widely regarded in the restaurant industry as a meaningful metric by which to evaluate restaurant-level operating efficiency and performance.

Selling, general and administrative (“SG&A”) expenses were $32.0 million in the fiscal first quarter of 2011 and $30.8 million in the fiscal first quarter of 2010, which were 11.2% of total revenue in the fiscal first quarter of both years. Included in the fiscal first quarter of 2011 was a $4.4 million investment in the Company’s television media campaign, compared to $6.6 million in the fiscal first quarter of 2010.  Also included in SG&A expense in the first fiscal quarter of 2011 is approximately $785,000 in severance costs related to the elimination of 32 corporate positions in January 2011.  In addition, the Company has accrued $1.4 million in higher performance-based bonuses in the first quarter of 2011 compared to the prior year.  And finally, about $1.6 million was incurred in 2011 primarily for the Company’s data systems infrastructure project, and for legal and corporate governance expenses compared to the prior year.

Interest expense was $1.4 million in the fiscal first quarter of 2011, compared to $1.9 million in the fiscal first quarter of 2010.

Net income for the fiscal first quarter of 2011 was $8.7 million or $0.56 per diluted share, compared to net income of $4.9 million, or $0.32 per diluted share, in the fiscal first quarter of 2010. Schedule II of this earnings release reconciles the impact on the net income and earnings per share as reported on a GAAP basis to adjusted amounts excluding certain revenue and expenses in the fiscal first quarters of 2011 and 2010.

The Company had an effective tax rate of 11.5% or a tax expense of $1.1 million in the fiscal first quarter of 2011, compared to an effective tax rate of 17.1% in the first quarter 2010.  The Company anticipates that the effective tax rate for the full fiscal year 2011 will be approximately 11.5%.

During the fiscal first quarter of 2011, the Company repurchased 397,000 shares of Company stock for $9.5 million.

Balance Sheet and Liquidity

On April 17, 2011, the Company held $14.6 million in cash and cash equivalents and had a total outstanding debt balance of $141.8 million, including $94.6 million of borrowings under its $150 million term loan, $36 million of borrowings under its $150 million revolving credit facility and $11.2 million outstanding for capital leases.  The Company had also issued $7.0 million of outstanding letters of credit under its revolving credit facility.  Subsequent to the end of the Company’s fiscal first quarter, this credit facility has been amended as described below.

The Company’s cash from operations of $29.9 million for the fiscal first quarter this year exceeded the Company’s capital expenditures of $7.6 million.  The Company paid down debt of $16.4 million during the fiscal first quarter of 2011.  The Company also repurchased $9.5 million or 397,000 shares of the Company’s stock in the first quarter 2011 in accordance with its announced intent to do so in February 2011.

The Company amended its credit agreement effective May 6, 2011, which decreased the aggregate loan commitments under the credit agreement from $300 million to $250 million.  The amended agreement is comprised of a $150 million term loan and a $100 million revolving line of credit.  The amended agreement extends the maturity date on the term loan to May 6, 2016, with an option to extend the maturity date on the revolving line of credit for up to two additional one-year extensions at the borrower’s request and lenders’ participation.

Outlook

The Company’s fiscal second quarter of 2011 is a 12-week quarter.  Eight new company-owned restaurants and one new franchised restaurant are currently under construction.  During fiscal 2011, the Company expects to open 10 new company-owned restaurants, one of which opened in the fiscal first quarter of 2011 and two opened early in the fiscal second quarter of 2011. Four additional new company-owned restaurants are expected to open in the fiscal second quarter of 2011.  Franchisees are expected to open three to four new restaurants in fiscal 2011, one of which opened in the fiscal first quarter of 2011 and another in the fiscal second quarter of 2011.

Through May 15, 2011, the first four weeks of the Company’s fiscal second quarter of 2011, comparable restaurant sales increased 0.5% from the prior year comparable period for company-

owned restaurants, compared to a year-over-year decrease of 1.2% in the first four weeks of the fiscal second quarter of 2010.

The Company expects commodity inflation of 5% to 6% for the full fiscal year 2011 mainly due to the continued increase in ground beef costs.  Labor costs are expected to be lower for the full fiscal year 2011 compared to the fiscal year 2010 by 80 to 100 basis points, taking into account fiscal first quarter 2011 savings from improved leverage, reduced training costs and improved labor productivity, offset by payroll tax holiday benefits realized last year that are not continuing in 2011.

In the fiscal second quarter of 2011, the Company will support its summer limited time offer (LTO) promotion with TV advertising.  The cost of the TV advertising support is expected to be approximately $3.8 million in the fiscal second quarter of 2011.  Television advertising spending during fiscal 2011 is expected to be $13 million to $14 million.  The Company’s total marketing expense in the full fiscal year 2011 is expected to be about $27.7 million compared to $28.8 million spent in the full fiscal year 2010, which is included in selling, general and administrative expense in both years. Total SG&A for fiscal 2011 is expected to be $2.5 to $3.0 million higher than SG&A incurred in fiscal 2010 but will be leveraged as a percentage of revenue as the Company’s sales continue to grow.

Based on the Company’s development plans and other infrastructure and maintenance costs, the Company expects total fiscal year 2011 capital expenditures to be between $39 million and $41 million, which the Company expects to fund entirely out of operating cash flow. Under the terms of the amended term loan facility, the Company will make scheduled quarterly principal payments beginning June 30, 2011, of $1.875 million. The Company expects to use its remaining free cash flow to maintain financial flexibility so that it can opportunistically repurchase shares of the Company’s common stock and execute its long term strategic initiatives.  The Company’s Board had previously authorized up to $50 million for the opportunistic repurchases of the Company’s stock, of which the Company previously announced its intention to spend up to $25 million from operating cash flow and available cash in the first half of 2011, subject to appropriate valuation of the Company’s shares and other customary considerations.  In the first fiscal quarter of 2011, $9.5 million in stock was repurchased.

The sensitivity of the Company’s restaurant sales to a 1% change in Guest counts for fiscal 2011 equates to approximately $0.25 per diluted share, and a 1% change in the average guest check for fiscal 2011 is about $0.43 per diluted share.  A 10 basis point change in restaurant-level operating margin is about $0.05 per diluted share, and a change of $174,000 in pre-tax income or expense is $0.01 per diluted share.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its fiscal first quarter 2011 results today at 5:00 p.m. ET. The conference call number is (800) 289-0746, or for international callers (913) 312-0408.  To access the webcast, please visit www.redrobin.com and select the “Investors” link from the menu. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com following the conference call.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a family-friendly environment.  Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are more than 450 Red Robin® restaurants located across the United States and Canada, including company-owned locations and those operating under franchise agreements.

Forward-Looking Statements:

Certain information and statements contained in this press release, including those statements regarding the Company’s Project RED initiatives, expected compliance with the Company’s credit agreement, as well as certain statements under the heading “Outlook,” including those regarding the Company’s anticipated new restaurant openings, commodity prices, labor costs, TV advertising support, marketing expense, capital expenditures, pricing and cost mitigation strategies, stock repurchase program and debt refinancing, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “anticipates,” “assumptions,” “believe,” “continue,” “expects,” intends,” “plans”, “will” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by the Company to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the ability to effectively implement strategies and achieve anticipated revenue and cost savings from the Project RED, data infrastructure overhaul and other initiatives; the downturn in general economic conditions including volatility in financial markets, high levels of unemployment and uncertain consumer confidence, resulting in changes in consumer preferences, consumer discretionary spending or consumer acceptance of pricing changes and increases; the effectiveness of the Company’s marketing and advertising strategies, including the Company’s loyalty program;  changes in commodity prices, particularly ground beef; potential fluctuation in the Company’s quarterly operating results due to economic conditions, seasonality and other factors; changes in availability of capital or credit facility borrowings to us and to the Company’s franchisees; the adequacy of cash flows generated by the Company’s business or available debt resources to fund operations and growth opportunities and repurchases of the Company’s common stock; further limitations on the Company’s ability to execute stock repurchases due to lack of available shares or acceptable stock price levels or other market or company-specific conditions; the effect of increased competition in the casual dining market and discounting by competitors; the Company’s ability to achieve and manage the Company’s planned expansion, including both in new markets and existing markets; changes in the cost and availability of building materials and restaurant supplies; the concentration of the Company’s restaurants in the Western United States and the associated disproportionate impact of macroeconomic factors; changes in the availability and costs of food; changes in labor and energy costs and changes in the ability of the Company’s vendors to meet its supply requirements; labor shortages, particularly in new markets; the effectiveness of the Company’s initiative to normalize new restaurant operations; lack of awareness of the Company’s brand in new markets; concentration of less mature restaurants in the comparable restaurant base which impacts profitability; the ability of the Company’s franchisees to open and manage new restaurants; health concerns about the Company’s food products and food preparation; the Company’s ability to protect its intellectual property and  proprietary information; the impact of federal, state or local government regulations relating to the Company’s team members or the sale of food or alcoholic beverages; the Company’s franchisees’ adherence to its practices, policies and procedures;  and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

ICR

Don Duffy/Raphael Gross

203-682-8200

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)
(Unaudited)

	April 17,	December 26,
	2011	2010
Assets:
Current Assets:
Cash and cash equivalents	$14,612	$17,889
Restricted cash—marketing funds	214	91
Accounts receivable, net	5,289	6,983
Inventories	16,086	16,037
Prepaid expenses and other current assets	7,893	7,509
Income tax receivable	1,951	3,822
Deferred tax asset	2,160	1,294
Total current assets	$48,205	$53,625

Property and equipment, net	408,331	414,048
Goodwill	61,769	61,769
Intangible assets, net	41,754	43,056
Other assets, net	6,763	6,759
Total assets	$566,822	$579,257

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$14,424	$12,776
Construction related payables	5,314	2,943
Accrued payroll and payroll related liabilities	30,725	29,137
Unearned revenue	9,468	14,391
Accrued liabilities	21,070	18,592
Current portion of term loan notes payable	18,739	18,739
Current portion of long-term debt and capital lease obligations	751	838
Total current liabilities	$100,491	$97,416

Deferred rent	34,944	34,214
Long-term portion of term loan notes payable	75,845	85,214
Other long-term debt and capital lease obligations	46,437	53,731
Other non-current liabilities	7,849	8,021
Total liabilities	$265,566	$278,596

Stockholders’ Equity:
Common stock; $0.001 par value: 30,000,000 shares authorized; 17,146,130 and 17,101,897 shares issued; 15,247,570 and 15,600,867 shares outstanding	17	17
Preferred stock, $0.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock, 1,898,560 and 1,501,030 shares, at cost	(59,858)	(50,321)
Paid-in capital	172,785	171,558
Accumulated other comprehensive income (loss), net of tax	—	(197)
Retained earnings	188,312	179,604
Total stockholders’ equity	301,256	300,661
Total liabilities and stockholders’ equity	$566,822	$579,257

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)
(Unaudited)

	Sixteen Weeks Ended
	April 17,	April 18,
	2011	2010
Revenues:
Restaurant revenue	$281,548	$267,505
Franchise royalties and fees	4,466	4,169
Other revenue	816	3,836
Total revenues	286,830	275,510

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	70,361	65,013
Labor (includes $245 and $209 of stock-based compensation, respectively)	96,871	95,361
Operating	38,761	38,639
Occupancy	19,828	19,708
Depreciation and amortization	17,111	17,251
Selling, general, and administrative (includes $613 and $893 of stock-based compensation, respectively)	32,042	30,835
Pre-opening costs	661	877
Total costs and expenses	275,635	267,684

Income from operations	11,195	7,826

Other expense (income):
Interest expense, net	1,354	1,885
Other	1	(30)
Total other expenses	1,355	1,855

Income before income taxes	9,840	5,971
Income tax expense	1,132	1,020
Net income	$8,708	$4,951
Earnings per share:
Basic	$0.56	$0.32
Diluted	$0.56	$0.32
Weighted average shares outstanding:
Basic	15,466	15,477
Diluted	15,641	15,607

Schedule I

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

(In thousands, except percentage data)

The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements.  The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant level assets, because such expenses represent historical sunk costs which do not reflect a current cash outlay for the restaurants.  The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, and pre-opening costs.   The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the 16 weeks ended April 17, 2011, and April 18, 2010, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Sixteen Weeks Ended
	April 17, 2011		April 18, 2010
Restaurant revenues	$281,548	98.2%	$267,505	97.1%

Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	70,361	25.0	65,013	24.3
Labor	96,871	34.4	95,361	35.6
Operating	38,761	13.8	38,639	14.4
Occupancy	19,828	7.0	19,708	7.4
Restaurant-level operating profit	55,727	19.8	48,784	18.2

Add – other revenues	5,282	1.8	8,005	2.9
Deduct – other operating:
Depreciation and amortization	17,111	6.0	17,251	6.3
Selling, general, and administrative	31,987	11.2	30,750	11.2
Pre-opening costs	661	0.2	877	0.3
Restaurant closure costs	55	0.0	85	—
Total other operating	49,814	17.4	48,963	17.7

Income from operations	11,195	3.9	7,826	2.8

Total other expenses, net	1,355	0.5	1,855	0.7
Income tax expense	1,132	0.4	1,020	0.4
Total other	2,487	0.9	2,875	1.1

Net income	$8,708	3.0%	$4,951	1.8%

Certain percentage amounts in the table above do not total due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.

Schedule II

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the sixteen weeks ended April 17, 2011, and April 18, 2010, net income and basic and diluted earnings per share, excluding the effects of the severance expense related to first quarter 2011 reduction in force and initial gift card breakage revenue recorded in first quarter 2010 and first quarter 2011.    The Company believes that the presentation of net income and earnings per share exclusive of the identified items gives the reader additional insight into the ongoing operational results of the Company.  This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein.  The non-GAAP results were calculated using an assumed 11.5% normalized tax rate in 2011and 6.2% in 2010 on income and expense items before taxes excluding the identified items.  The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Sixteen Weeks Ended
	April 17, 2011	April 18, 2010
Net income as reported	$8,708	$4,951
Initial cummulative gift card breakage income	(438)	(3,507)
Severance expense	785	—
Income tax (benefit) expense	(34)	866

Adjusted net income	$9,021	$2,310

Basic net income (loss) per share:
Net income as reported	$0.56	$0.32
Initial cummulative gift card breakage income	(0.03)	(0.23)
Severance expense	0.05	—
Income tax (benefit) expense	(0.00)	0.06

Adjusted earnings per basic share	$0.58	$0.15

Diluted net income (loss) per share:
Net income as reported	$0.56	$0.32
Initial cummulative gift card breakage income	(0.03)	(0.22)
Severance expense	0.05	—
Income tax (benefit) expense	(0.00)	0.05

Adjusted earnings per diluted share	$0.58	$0.15

Weighted average shares outstanding:
Basic	15,466	15,477
Diluted	15,641	15,607